Exhibit 99.1

Egalet Closes Second Tranche of $80 Million Secured Debt Financing

—Company also issues options to new salesforce employees—

Wayne, Penn. — January 18, 2017 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions, today announced the closing of the second $40 million tranche of the $80 million secured debt financing announced August 31, 2016. The second tranche was triggered by the approval from the U.S. Food and Drug Administration of ARYMO™ ER (morphine sulfate) abuse-deterrent, extended-release (ER) tablets C-II on January 9, 2017. In addition, the company announced that it will issue options to purchase stock to employees in Egalet’s recently internalized salesforce.

Egalet plans to use the net proceeds from this transaction to support commercialization of ARYMO ER and for general corporate purposes. Morgan Stanley & Co. LLC acted as sole placement agent for the transaction. Additionally, Egalet has sold a royalty right to the note purchasers, representing a right to receive an aggregate 1.5% royalty on net sales of ARYMO ER.

“With the additional $40 million, we believe we are well positioned to commercialize ARYMO ER and continue our momentum with SPRIX® Nasal Spray and OXAYDO®,” said Bob Radie, president and chief executive officer. “In addition, the options issued provide further incentive to our salesforce as we transition them in as Egalet employees to market our three products.”

Inducement Grants

On January 16, 2017 the compensation committee of the company’s board of directors approved a grant to 62 new employees, as a result of internalizing the salesforce, of inducement options to purchase an aggregate of 160,000 shares of Egalet common stock, with a grant date of February 1, 2017. The stock options were granted as inducement equity awards pursuant to the company’s 2017 Inducement Plan, which was approved by the company’s board of directors in December 2016, and the equity grants were made as inducements material to the new employees entering into employment with the company under Rule 5635(c)(4) of the Nasdaq Global Market.

Each stock option will have an exercise price per share equal to the closing trading price on the effective date of grant, will have a ten-year term and will vest over four years, with 25% vesting on the one-year anniversary of the effective date of the grant and 1/48 of the shares vesting monthly thereafter, subject to the new employee’s continued employment with the company on such dates.

For additional information on the financing, please refer to the company’s current reports on Form 8-K filed on September 1, 2016 and today January 18, 2017  with the U.S. Securities and Exchange Commission (Edgar website at SEC.gov). These filings also can also be found on Egalet’s website at egalet.com.

This announcement is neither an offer to sell, nor a solicitation of an offer to buy, any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Egalet

 Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has three approved products: ARYMO™ ER (morphine sulfate) extended-release tablets for oral use only —CII, developed using Egalet’s proprietary Guardian™ Technology, OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. Using Guardian Technology Egalet is developing a pipeline of clinical-stage, product candidates including Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For full prescribing information on ARYMO ER, including the boxed warning and medication guide, please visit arymoer.com. For full prescribing information on SPRIX, including the boxed warning and medication guide, please visit sprix.com. For full prescribing information on OXAYDO, please visit oxaydo.com. For additional information on Egalet, please visit egalet.com.

Safe Harbor

 Statements included in this press release that are not historical in nature and contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “look forward to” and other similar expressions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain regulatory approval of its product candidates; Egalet’s ability to maintain the intellectual property position of its products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to commercialize its products; Egalet’s ability to service its debt obligations; Egalet’s ability to raise additional funds to execute its business plan and growth strategy on terms acceptable to Egalet, if at all; Egalet’s ability to find and hire qualified sales professionals; the receptivity in the marketplace and among physicians to Egalet’s products; the success of products which compete with Egalet’s that are or become available; general market conditions; and the Risk Factors set forth in Egalet’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in other filings Egalet makes with the SEC from time to time.  In addition, the forward-looking statements included in this press release represent Egalet’s views only as of the date hereof. Egalet anticipates that subsequent events and developments may cause its views to change. While Egalet may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:

E. Blair Clark-Schoeb

Senior Vice President, Communications

Email: bcs@egalet.com

Tel: 917-432-9275